Exhibit 4.4

EXECUTION COPY

SECOND LIEN TERM LOAN AGREEMENT

dated as of January 8, 2007,

among

CRITICAL HOMECARE SOLUTIONS, INC.,

as Borrower,

KCHS HOLDINGS, INC.

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

JEFFERIES FINANCE LLC,

as Arranger, Documentation Agent and Book Manager

and

BLACKSTONE CORPORATE DEBT ADMINISTRATION L.L.C.,

as Administrative Agent and Collateral Agent

and

JEFFERIES & COMPANY, INC.,

as Syndication Agent

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- ii -

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ANNEX

Annex I	Initial Lenders and Term Loan Commitments

SCHEDULES

Schedule 1.01(a)	Additional Equity Investors
Schedule 1.01(c)	Subsidiary Guarantors
Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Refinancing Indebtedness
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Use of Intellectual Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.19(a)	Company Permits
Schedule 3.19(b)	Company Accreditations
Schedule 3.19(c)	Company Reimbursement Approvals
Schedule 3.19(e)	Health Care Surveys and Health Care Audits
Schedule 3.19(i)	Cash Management System
Schedule 3.20	Insurance
Schedule 3.22	Acquisition Documents
Schedule 4.01(g)	Local Counsel
Schedule 4.01(o)(vi)	Landlord Access Agreements
Schedule 5.16(a)	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.09(c)	Employment Agreements

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EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Landlord Access Agreement
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of Term Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Non-Bank Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M-1	Form of Opinion of Borrower’s Special Counsel
Exhibit M-2	Form of Opinion of Borrower’s Local Counsel
Exhibit N	Form of Intercreditor Agreement
Exhibit O	Form of Management Fee Subordination Agreement

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SECOND LIEN TERM LOAN AGREEMENT

This SECOND LIEN TERM LOAN AGREEMENT (this “Agreement”), dated as of January 8, 2007, among Critical Homecare Solutions, Inc., a Delaware corporation (the “Borrower”), KCHS Holdings, Inc., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”) and as book manager (in such capacity, the “Book Manager”), Blackstone Corporate Debt Administration L.L.C., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and Jefferies & Company, Inc., as syndication agent (in such capacity, the “Syndication Agent”).

WITNESSETH:

WHEREAS, Borrower has entered into a stock purchase agreement, dated as of December 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), among Borrower, The Deaconess Associations, Inc., an Ohio non-profit corporation (the “Seller”), and Deaconess Enterprises, Inc, an Ohio corporation (the “Target”), to acquire (the “Acquisition”) the capital stock of the Target.

Immediately following the Acquisition, (i) the Target will be a Wholly Owned Subsidiary of Borrower, (ii) pursuant to Section 11.19, the Target will become a Subsidiary Guarantor and Pledgor, in each case, for all purposes under the Loan Documents, (iii) Borrower will become a Pledgor for all purposes under the Loan Documents and (iv) pursuant to Section 11.19, each Subsidiary of the Target, each of which is identified on Schedule 1.01(c), will become a Subsidiary Guarantor and Pledgor for all purposes under the Loan Documents.

WHEREAS, Borrower has previously entered into that certain Credit Agreement, dated as of September 19, 2006, among Borrower, Holdings, the Subsidiary Guarantors party thereto, the lenders party thereto, Churchill Financial LLC, as syndication agent, and Jefferies Finance LLC, as lead arranger, documentation agent, book manager, administrative agent, collateral agent for the secured parties thereunder, swingline lender and issuing bank (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, Borrower has requested the Lenders to make Term Loans on the Closing Date in an aggregate principal amount of $34,000,000;

WHEREAS, the proceeds of the Term Loans are to be used in accordance with Section 3.12;

WHEREAS, concurrently herewith, Borrower is entering into the First Lien Loan Documents, pursuant to which the lenders thereunder (i) will make First Lien Term Loans on the Closing Date in an aggregate principal amount of $92,000,000, (ii) may make First Lien Term Loans following the Closing Date and on or before the Delayed Draw Term Loan Commitment Termination Date (as defined in the First Lien Loan Agreement) in an aggregate principal amount not in excess of $8,000,000 to finance the purchase price of the ISI Acquisition or an Alternate Permitted Acquisition (as defined in the First Lien Loan Agreement), and (iii) may make First Lien Revolving Loans at any time and from time to time prior to the Revolving Maturity Date (as defined in the First Lien Loan Agreement) in an aggregate principal at any time outstanding not in excess of $20,000,000; and

WHEREAS, Borrower has entered into a letter of intent with respect to the acquisition by Borrower of all of the outstanding Equity Interests of Infusion Solutions, Inc., a New Hampshire corporation (“ISI”), and contemplates that the ISI Acquisition will be consummated within six months following the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Term Loan or Borrowing, is used when such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Term Loans.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accreditations” shall mean collectively all accreditations, approvals or other rights issued by any health care accrediting agency including Joint Commission on Accreditation of Healthcare Organizations, Accreditation Commission for Health Care, National Quality Forum and Community Health Accreditation Program.

“Acquired Business” shall mean the Target and its Subsidiaries (other than the Excluded Entities).

“Acquisition” shall have the meaning assigned to such term in the first recital hereto, and as the context requires, “Acquisitions” shall mean, collectively, the Acquisition and, if and when the ISI Acquisition or an Alternate Permitted Acquisition, as the case may be, shall have been consummated, the ISI Acquisition or such Alternate Permitted Acquisition, as the case may be.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, directly or indirectly, by any Company in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Companies.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed or required to be listed on Schedule 3.22.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local counsel and in-house counsel), auditors, accountants, consultants, appraisers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Alternate Permitted Acquisition” shall mean any Permitted Acquisition (other than the ISI Acquisition) designated as the “Alternate Permitted Acquisition” by Borrower in a writing delivered to the Administrative Agent; provided that (i) the Acquisition Consideration (exclusive of any amounts financed by Qualified Excluded Issuances) for such Permitted Acquisition does not exceed $10,000,000, (ii) after giving effect to such Permitted Acquisition on a Pro Forma Basis, Borrower shall have a Total Leverage Ratio of not greater than 4.80:1.00 on the date such Permitted Acquisition is consummated, (iii) such Permitted Acquisition is consummated on or before the Delayed Draw Term Loan Commitment Termination Date (as defined in the First Lien Loan Agreement), and (iv) such Permitted Acquisition is financed with the proceeds of First Lien Term Loans made to Borrower on the Alternate Permitted Acquisition Closing Date pursuant to Section 2.01(b) of the First Lien Loan Agreement, as in effect on the date hereof.

“Alternate Permitted Acquisition Closing Date” shall mean the date on which an Alternate Permitted Acquisition is consummated.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.23.

“Applicable Margin” shall mean, for any day, with respect to (i) any Eurodollar Term Loan, 6.50%, and (ii) any Base Rate Term Loan, 5.25%.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by Section 6.04(c)(ii), Section 6.05(a), Section 6.06(a), Section 6.06(d), Section 6.06(i) or Section 6.06(j), or (ii) solely for purposes of clause (a) above, any other conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, by any Company for fair market value resulting in not more than $50,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $100,000 in Net Cash Proceeds in any fiscal year.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Blackstone” shall mean Blackstone Corporate Debt Administration L.L.C.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Bowling Green Acquisition Agreement” shall mean the Asset Purchase and Sale Agreement, dated as of September 30, 2006, by and among J.P. Solutions, Inc., Gary Jones, Verlon Pierce and Infusion Partners, Inc., as in effect on the Closing Date.

“Bowling Green Seller Carryback and Earn-Out Obligations” shall mean (i) the payments required to be paid pursuant to Sections 3.1(b) and 3.1(c) of the Bowling Green Acquisition Agreement, in an aggregate principal amount not to exceed $125,000, and (ii) all obligations required to be paid by Infusion Partners, Inc. to J.P. Solutions, Inc. in accordance with the earn-out provision set forth in Section 3.1(d) of the Bowling Green Acquisition Agreement, up to a maximum of $125,000 plus accrued interest.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred during such period with respect to real or personal property acquired during such period, or Synthetic Lease Obligations incurred during such period, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f) and (ii) Permitted Acquisitions; provided that (i) Capital Expenditures for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $692,195, $810,839 and $1,024,138, respectively, (ii) Capital Expenditures of Borrower for the period after June 30, 2006 but prior to the Closing Date shall be calculated as though the Target and its Subsidiaries (other than the Excluded Entities) were Subsidiaries of Borrower during such period, and (iii) to the extent that on the Closing Date, any operating leases in respect of equipment purchased by Borrower or any of its Subsidiaries prior to September 19, 2006 are reclassified for accounting purposes by Borrower as capital leases, none of the Capital Lease Obligations related thereto so reclassified (up to an aggregate amount not to exceed $750,000) shall constitute Capital Expenditures for purposes of this definition.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind for such period, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” for such period and (c) gross interest income of Borrower and its Subsidiaries for such period.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if:

(a) Holdings at any time ceases to own directly 100% of the Equity Interests of Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b) prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing two-thirds of the voting power of the total outstanding Voting Stock of Holdings or (ii) the Permitted Holders cease to own Equity Interests representing two-thirds of the total economic interests of the Equity Interests of Holdings;

(c) following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 35% of the total economic interests of the

Equity Interests of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a “person” or “group” comprised solely of one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings;

(d) following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; or

(e) at any time a change of control (howsoever denominated) occurs under the First Lien Loan Documents.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Closing Date” shall mean the date on which the Term Loans are made hereunder.

“Closing Date Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Closing Date Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Closing Date Term Loan Commitments on the Closing Date is $92,000,000.

“CMS” shall mean Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property (if any) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged as collateral under any Security Document.

“Collateral Account” shall mean a collateral account or sub-account established and maintained by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment Letter” shall mean the Commitment Letter, dated August 4, 2006, among Holdings, Borrower and Jefferies Finance LLC.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Company Accreditation” and “Company Accreditations” shall have the meanings assigned to such terms in Section 3.19(b).

“Company Permit” and “Company Permits” shall have the meanings assigned to such terms in Section 3.19(a).

“Company Regulatory Filings” shall have the meaning assigned to such term in Section 3.19(d).

“Company Reimbursement Approval” and “Company Reimbursement Approvals” shall have the meanings assigned to such terms in Section 3.19(c).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash, cash equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any First Lien Loans or Term Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case (other than clauses (e), (h) or (i) below) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted to be (A) distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and the First Lien Loan Agreement), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders or (B) to the extent such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) if a positive adjustment (i.e., if the net effect of giving effect to such adjustment is to increase Consolidated EBITDA), Consolidated Pro Forma Adjustments for such period,

(f) any increase in cost of sales for such period as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in respect of the Acquisitions,

(g) any Permitted Management Fees incurred during such period,

(h) all cash proceeds of business interruption insurance received by the Loan Parties during such period to the extent not already included in determining Consolidated Net Income,

(i) the aggregate amount reimbursed in cash to the Loan Parties during such period pursuant to the indemnification provisions of any Acquisition Document,

(j) with respect to the first eight fiscal quarters following the Closing Date, one-time severance expense incurred by the Loan Parties in an amount not to exceed $2,000,000 in the aggregate for the first four fiscal quarters and $1,500,000 in the aggregate for the second four fiscal quarters,

(k) with respect to the first eight fiscal quarters following the Closing Date, one-time restructuring charges incurred by the Loan Parties in an amount not to exceed $2,500,000 in the aggregate for the first four fiscal quarters and $2,000,000 in the aggregate for the second four fiscal quarters, in each case reasonably satisfactory to the Required Consenting Parties,

(l) costs and expenses directly incurred in connection with the Transactions (not to exceed $7,000,000 in the aggregate for all periods) during such period, and

(m) reasonable and customary one-time, non-recurring fees, expenses and costs relating to any Permitted Acquisition (whether or not consummated) not to exceed $1,000,000 in any twelve month period, in each case reasonably satisfactory to the Required Consenting Parties, and

(n) the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding (i) any non-cash charge that results in an accrual of a reserve for cash charges in any future period and (ii) accrual for management fees that do not constitute Permitted Management Fees) for such period, and

(y) subtracting therefrom the aggregate amount of (i) all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, and (ii) if a negative adjustment (i.e., if the net effect of giving effect to such adjustment is to decrease Consolidated EBITDA), Consolidated Pro Forma Adjustments for such period; provided that Consolidated EBITDA for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $5,598,280, $6,467,769 and $8,030,932, respectively, and that Consolidated EBITDA of Borrower for the period after June 30, 2006 but prior to the Closing Date shall be calculated as though the Target and its Subsidiaries (other than the Excluded Entities) were Subsidiaries of Borrower during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures (other than Capital Expenditures financed with the proceeds of one or more Equity Issuances) for such period, (ii) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period) and (iii) all cash Dividends paid to Holdings by Borrower during such period as permitted under Section 6.08; to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of

(o) Cash Interest Expense for such period; and

(p) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period)); provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Fixed Charges for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $3,564,350 for each such quarter.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, (a) the aggregate amount of all Indebtedness and all LC Exposure (as defined in the First Lien Loan Agreement, as in effect on the date hereof) of Borrower and its Subsidiaries, minus (b) the aggregate amount of cash and Cash Equivalents, up to $1,000,000 in the aggregate, of Borrower and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(q) imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(r) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(s) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(t) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(u) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(v) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period;

(w) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(x) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(y) the net income of any Subsidiary of Borrower during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and the First Lien Loan Agreement), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equity holders during such period, (B) such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income or (C) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party;

(z) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any disposition of assets by Borrower or any of its Subsidiaries;

(aa) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(bb) earnings resulting from any reappraisal, revaluation or write-up of assets;

(cc) unrealized gains and losses with respect to Hedging Obligations for such period; and

(dd) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period in accordance with GAAP.

“Consolidated Pro Forma Adjustments” shall mean, for any period, the items (and in the amounts thereof) (both positive and negative) used to determine “Adjusted EBITDA” in the Quality of Earnings reports prepared by Deloitte & Touche USA, LLP and dated June 30, 2006, July 26, 2006 and December 4, 2006 for Specialty Pharma, New England and Deaconess, respectively, for such period, and similar items in connection with any future Subsidiary acquired in a Permitted Acquisition, in each case as such items are mutually agreed by the Required Consenting Parties and Borrower from time to time.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies of such person.

“D&T Reports” shall have the meaning assigned to such term in Section 3.04(b).

“Deaconess D&T Report” shall have the meaning assigned to such term in Section 3.04(b).

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of such property.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to the first anniversary of the Final Maturity Date.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Discharge of First Lien Obligations” shall have meaning assigned to such term in the Intercreditor Agreement.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of their respective ERISA Affiliates.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Financing” shall mean the cash common equity investment in Holdings by the Equity Investors as the same is further invested as a cash common equity contribution to Borrower on or prior to the Closing Date, in an amount of not less than $55,000,000; provided that Sponsor and its Controlled Investment Affiliates shall, directly or indirectly, invest at least 90% of the aggregate amount of the Equity Financing.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor and each of its Controlled Investment Affiliates, and one or more investors reasonably satisfactory to the Required Consenting Parties and the Arranger and listed on Schedule 1.01(a).

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance, (y) any such sale or issuance by Holdings of not more than an aggregate amount of 10% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company and (z) any Excluded Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of their respective ERISA Affiliates.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(ee) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA; and

(iii) the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; minus

(b) the sum, without duplication, of:

(i) the amount of any cash Consolidated Tax Expense paid or payable by Borrower and its Subsidiaries with respect to such Excess Cash Flow Period and for which, to the extent required under GAAP, reserves have been established;

(ii) the amount of any cash Permitted Tax Distributions paid during such Excess Cash Flow Period; provided that the aggregate of the amounts described in clauses (b)(i) and (b)(ii) of this definition does not exceed the amount of the tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis during or with respect to such Excess Cash Flow Period;

(iii) the amount of Debt Service for such Excess Cash Flow Period;

(iv) permanent repayments and prepayments of Indebtedness made by Borrower and its Subsidiaries during such Excess Cash Flow Period but only to the extent that (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness;

(v) Capital Expenditures made in cash in accordance with Section 6.10 during such Excess Cash Flow Period, to the extent funded from Internally Generated Funds;

(vi) expenditures, other than Capital Expenditures, made in cash during such Excess Cash Flow Period and either (x) capitalized in accordance with GAAP during such Excess Cash Flow Period or (y) added back to Consolidated Net Income for such Excess Cash Flow Period in the determination of Consolidated EBITDA for such Excess Cash Flow Period pursuant to clauses (j), (k), (l) or (m) of the definition of Consolidated EBITDA, in each case to the extent such expenditures are funded from Internally Generated Funds;

(vii) the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(viii) cash items of expense (including losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA.

“Excess Cash Flow Period” shall mean (i) Borrower’s fiscal year ending on December 31, 2009 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Entities” shall mean Mid-State Medical Oxygen & Equipment, Inc., a Tennessee corporation, MCH of Louisville, Inc., a Kentucky corporation, MCH of Georgia, Inc., a Georgia corporation, HSG, Inc., an Ohio corporation, Surgical Plus, Inc., an Ohio corporation, Elk Valley Home Medical Equipment, Inc., a Tennessee corporation, Erwine’s Home Health Care, Inc., a Pennsylvania corporation, Erwine’s Private Duty, Inc., a Pennsylvania corporation, and Wyoming Valley Home Care, Inc., a Pennsylvania corporation.

“Excluded Issuance” shall mean an issuance and sale for cash of Qualified Capital Stock of Holdings to any of the Equity Investors.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.23.

“Executive Orders” shall have the meaning assigned to such term in Section 6.21.

“Existing Credit Agreement” shall have the meaning assigned to such term in the third recital hereto.

“Existing D&T Reports” shall have the meaning assigned to such term in Section 3.04(b).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees referred to in Section 2.05(b).

“Final Maturity Date” shall mean January 8, 2013.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Collateral Agent” shall mean the Collateral Agent under, and as defined in, the First Lien Loan Agreement.

“First Lien Loan Agreement” shall mean the Amended and Restated First Lien Credit Agreement among Holdings, Borrower, the Subsidiary Guarantors, the lenders party thereto, Jefferies Finance LLC, as lead arranger and book manager, Churchill Financial LLC, as syndication agent, Jefferies Finance LLC, as administrative agent for the Lenders party thereto and as collateral agent for the Secured Parties (as defined therein), the Issuing Bank and the Swingline Lender (in each case, as defined therein), as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or restructured, whether pursuant to one or more facilities, different lenders or different agents, or otherwise modified from time to time subject to the requirements of this Agreement and the Intercreditor Agreement.

“First Lien Loan Documents” shall mean the First Lien Loan Agreement and all other Loan Documents (as defined in the First Lien Loan Agreement) executed and delivered with respect to the First Lien Loan Agreement, in each case as such documents may be amended, amended and restated, supplemented, replaced, refinanced or restructured, whether pursuant to one or more facilities, different lenders or different agents, or otherwise modified from time to time subject to the requirements of this Agreement and the Intercreditor Agreement.

“First Lien Loans” shall mean the First Lien Revolving Loans and the First Lien Term Loans made to Borrower pursuant to the First Lien Loan Documents.

“First Lien Revolving Loans” shall mean the revolving loans made to Borrower pursuant to the First Lien Loan Documents.

“First Lien Term Loans” shall mean the term loans made to Borrower pursuant to the First Lien Loan Documents.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, intermediary, carrier or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea, formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Health Care Audits” shall have the meaning assigned to such term in Section 3.19(e).

“Health Care Laws” shall have the meaning assigned to such term in Section 3.19(f).

“Health Care Surveys” shall have the meaning assigned to such term in Section 3.19(e).

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, substantially in the form of Exhibit N as in effect on the date hereof and thereafter as amended from time to time subject to the requirements of this Agreement.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December to occur during any period in which such Term Loan is outstanding, (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Term Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Final Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(d).

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first bona fide underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act that yields gross proceeds to Holdings of at least $50,000,000.

“ISI” shall have the meaning assigned to such term in the eighth recital hereto.

“ISI Acquisition” shall mean the acquisition by Borrower of all of the outstanding Equity Interests of ISI.

“ISI Acquisition Closing Date” shall mean the date on which the ISI Acquisition is consummated.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18.

“KoCo” shall mean Kohlberg & Company, LLC, a Delaware limited liability company.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Bloomberg page BBAM (or such other service as has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 5:00 p.m., New York City time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, the Intercreditor Agreement, the Management Fee Subordination Agreement, each Joinder Agreement, and each Hedging Obligation relating to the Term Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Management Agreement” shall mean the Management Agreement, dated as of September 19, 2006, by and among KoCo, Holdings and Borrower, as amended by the First Amendment to Management Agreement, dated as of the date hereof.

“Management Fee Subordination Agreement” shall mean a Management Fee Subordination Agreement in the form of Exhibit O.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on (i) the Acquisition or any of the other Transactions or (ii) the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens. Without limiting the foregoing, decertification or permissive or mandatory exclusion from participation in state or federal health care programs, delicensure, and/or debarment of any Company, or of any material portion of the operations, assets, properties or business of any Company, shall be considered a Material Adverse Effect.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $500,000 in any fiscal year, (ii) governing, creating, evidencing or relating to Indebtedness of any Company in excess of $500,000, or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Medicaid” shall mean collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statutes succeeding thereto, and all Legal Requirements, rules, regulations, manuals, policies, procedures, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative or reimbursement guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law).

“Medicaid Provider Agreement” shall mean an agreement entered into between a health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier and CMS or any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which such health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier is authorized to provide medical goods and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.

“Medicare” shall mean collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statutes succeeding thereto, and all Legal Requirements, rules, regulations, manuals, policies, procedures, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, policies, procedures, orders and administrative or reimbursement guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare Provider Agreement” shall mean an agreement entered into between a health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier and CMS or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which such health care facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics and/or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other health care provider or supplier is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a second priority Lien (subject to Permitted Liens) in favor of the Collateral Agent on Real Property in a form reasonably satisfactory to the Collateral Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.12(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(ff) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(gg) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(hh) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New England” shall mean New England Home Therapies, Inc., a Massachusetts corporation.

“New England Acquisition Agreement” shall mean that certain stock purchase agreement, dated as of September 8, 2006, among Borrower and the holders of all of the issued and outstanding common stock of New England set forth on Schedule A thereto.

“New England Earn-Out Obligations” shall mean all obligations required to be paid by New England to the New England Sellers in accordance with the earn-out provision set forth in Section 3.3 of the New England Acquisition Agreement, as in effect on September 19, 2006, up to a maximum of $1,500,000, based on sales under an infusion contract between New England and Tufts Health Plan.

“Notes” shall mean any notes evidencing the Term Loans, substantially in the form of Exhibit H.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement relating to the Term Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Officers’ Certificate” shall mean a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer or the president and (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, order, consent order, consent decree, writ or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.21.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.23.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of their respective ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA) for which the Company has not received a binding, contractual right of indemnification unlimited in time or amount and in respect of which the indemnitor has acknowledged in writing to the Company its unconditional obligation to so indemnify.

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permits” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, consents, variances, exemptions, certificates of need, certifications, provider agreements, provider numbers, Orders and other rights.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person (in each case, to the extent applicable, including the ISI Acquisition or an Alternate Permitted Acquisition), if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that (i) such transaction had occurred on the first day of such relevant Test Period, and (ii) except for the ISI Acquisition or an Alternate Permitted Acquisition, the maximum Total Leverage Ratio permitted in any Test Period pursuant to Section 6.10(b) is 0.25: 1.00 lower than the maximum Total Leverage Ratio set forth in Section 6.10(b) for such Test Period), (B) except for the ISI Acquisition or an Alternate Permitted Acquisition, the Total Leverage Ratio shall be less than 5.00:1.00 and (C) unless expressly approved by the Required Consenting Parties, the person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such acquisition;

(iii) after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of (A) all unrestricted cash and Cash Equivalents of Borrower and (B) the undrawn and available portion of the Revolving Commitments (as defined in the First Lien Loan Agreement) shall be at least $7,500,000;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(v) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.12 and shall be free and clear of any Liens, other than Permitted Liens;

(vi) the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;

(viii) with respect to any transaction involving Acquisition Consideration of more than $2,500,000, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) monthly projections for the following year and quarterly projections for the two years thereafter (or, if sooner, through the Final Maturity Date), in each case, in detail comparable to the financial statements delivered pursuant to Sections 5.01(c) or 5.01(b), respectively, pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or any Lender;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(x) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) no Default or Event of Default exists or would result therefrom;

(xi) except for the ISI Acquisition or an Alternate Permitted Acquisition, the Acquisition Consideration (exclusive of any amounts financed by Qualified Excluded Issuances) for such acquisition shall not exceed $10,000,000, and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Qualified Excluded Issuances) for all Permitted Acquisitions after the Closing Date (excluding for purposes hereof, the ISI Acquisition or an Alternate Permitted Acquisition) shall not exceed $30,000,000; provided that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following payment in full and performance of the Obligations;

(xii) (a) in the case of an acquisition of all or substantially all of the property of any person, the person making such acquisition is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any person, both the person making such acquisition and the person so acquired is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor;

(xiii) in the case of the ISI Acquisition, the ISI Acquisition Closing Date occurs on or prior to the Delayed Draw Term Loan Commitment Termination Date (as defined in the First Lien Loan Agreement, as in effect on the Closing Date); and

(xiv) in the case of an Alternate Permitted Acquisition, the Alternate Permitted Acquisition Closing Date occurs on or prior to the Delayed Draw Term Loan Commitment Termination Date (as defined in the First Lien Loan Agreement, as in effect on the Closing Date).

“Permitted Holders” shall mean (a) Sponsor and (b) any Controlled Investment Affiliates thereof.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Management Fees” shall mean a one-time transaction fee in respect of the Acquisition in an aggregate amount not to exceed $3,000,000, plus reimbursement for reasonable out-of-pocket expenses incurred in connection with the Acquisition, which fee and reimbursements shall be payable on the Closing Date, plus (i) so long as (x) no Default has occurred and is continuing and (y) the undrawn and available portion of the Revolving Commitments (as defined in the First Lien Loan Agreement, as in effect on the Closing Date) is at least $2,500,000, (a) a management fee in an aggregate amount not to exceed $750,000 in any fiscal year and (b) transaction fees and expense reimbursements in respect of future Permitted Acquisitions in amounts determined by KoCo, Holdings and the Borrower, as agreed by the Required Consenting Parties in their reasonable discretion; and (ii) if at any time (x) a Default has occurred and is continuing or (y) the undrawn and available portion of the Revolving Commitments (as defined in the First Lien Loan Agreement, as in effect on the Closing Date) is not at least $2,500,000, $0.00; provided that nothing herein shall prohibit the accrual of any such fees, costs or expenses under the terms of the Management Agreement, or, so long as at the time of such payment no Default or Event of Default exists and the minimum availability condition contained in clause (i) above has been met, the payment of such accrued fees, costs and expenses, in an amount not to exceed the amount for which payment was previously prohibited.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings in order to pay consolidated or combined federal, state or local taxes which payments by Borrower are not in excess of the tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, any agency or political subdivision thereof, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Pledgor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.12.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date (other than any Excluded Issuance).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (A) (a) the Acquisition, (b) any proposed Permitted Acquisition or (c) any Asset Sale as if the Acquisition or such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales consummated during the period, and any Indebtedness or other liabilities incurred in connection with such Acquisition or any such Permitted Acquisitions or Asset Sales had been consummated and incurred at the beginning of such period, and (B) any cost savings (such as through consolidations or workforce reductions) reasonably satisfactory to the Required Consenting Parties and reasonably expected by Borrower to be realized upon or arise during the period as a result of such acquisition as if such cost savings had been realized at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Excluded Issuance” shall mean an Excluded Issuance solely to the extent the Net Cash Proceeds thereof are used within 10 days following the date of such Excluded Issuance to finance Capital Expenditures and/or one or more Permitted Acquisitions, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full of, and the termination of any commitment to make extensions of credit under, the Existing Credit Agreement and all of the other outstanding indebtedness of Target and its Subsidiaries listed on Schedule 1.01(e).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, Accreditations and/or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority, or quasi-public agency, Blue Cross, Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans and Term Loan Commitments at such time; provided that at any time when either Blackstone (together with its Affiliates) or SAC (together with its Affiliates) hold at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments), “Required Lenders” shall include (x) Blackstone, so long as Blackstone (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments) and (y) SAC, so long as SAC (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments).

“Required Consenting Parties” shall mean, (i) at any time that each of Blackstone (together with its Affiliates) and SAC (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments), Blackstone and SAC, (ii) at any time that Blackstone (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments), but SAC (together with its Affiliates) does not, Blackstone and the Administrative Agent, (iii) at any time that SAC (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments), but Blackstone (together with its Affiliates) does not, SAC and the Administrative Agent, and (iv) at any time that neither Blackstone (together with its Affiliates) nor SAC (together with its Affiliates) holds at least 35% of the Term Loans (or, prior to the Closing Date, the Term Loan Commitments), the Administrative Agent.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“SAC” shall mean S.A.C. Domestic Investments, LP.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SDN List” shall have the meaning assigned to such term in Section 6.21.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Term Loans or the First Lien Loans if at the date of entering into such Hedging Agreement such person was an Agent, a Lender or an Affiliate of an Agent or Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 11.03 and Section 11.09.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements, or otherwise.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.12.

“Security Documents” shall mean the Security Agreement, the Mortgages (if any), each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Service Fees” shall have the meaning assigned to such term in Section 6.23.

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Specialty Pharma” shall mean Specialty Pharma, Inc., a Delaware corporation.

“Specialty Pharma Acquisition Agreement” shall mean that certain stock purchase agreement, dated as of August 10, 2006, among Borrower, Eureka I, L.P., a Delaware limited partnership, and the holders of all of the issued and outstanding common stock of Specialty Pharma set forth on Schedule A thereto.

“Sponsor” shall mean Kohlberg Management V, L.L.C., a Delaware limited liability company.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.12.

“Supermajority Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 66-2/3% of the sum of all Term Loans outstanding and unused Term Loan Commitments at such time.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type described in the definition of “Title Policy” or (b) otherwise reasonably acceptable to the Collateral Agent.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Target” shall have the meaning assigned to such term in the first recital hereto.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $34,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01. Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid second mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) be supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents, the First Lien Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the making of the Term Loans hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the execution, delivery and performance of the First Lien Loan Documents and the initial borrowings thereunder; and (f) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

Section 1.02 Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Term Loan” or a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The word “asset” shall be construed to have the same meaning and effect as the word “property.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Section 1.05 Pro Forma Calculations. With respect to any period during which the Acquisition, any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 and the Total Leverage Ratio for purposes of determining the Applicable Margin shall be calculated with respect to such period and the Acquisition, such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

Section 2.01 Term Loan Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make a Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Term Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments; provided that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Term Loan and Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than three Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such

Lender’s Term Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

Section 2.03 Borrowing Procedure. To request a Term Borrowing, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, on the third Business Day before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f) that the conditions set forth in Sections 4.01(y) – (aa) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Notwithstanding anything to the contrary, no Eurodollar Borrowings may be requested or made prior to 3 Business Days after the Closing Date. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Term Loans. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Term Loans in accordance with their terms.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Term Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees. (a) [Intentionally Omitted].

(b) Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(c) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Term Loans. (a) Subject to the provisions of Section 2.06(c), the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Term Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable Legal Requirements, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Term Loan, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Term Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07 Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.08 Interest Elections. (a) Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, (i) Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time, and (ii) Borrower shall not be entitled to request any conversion of an ABR Borrowing to a Eurodollar Borrowing prior to 5 Business Days after the Closing Date.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Repayment of Term Borrowings. To the extent not previously paid, all Term Loans shall be due and payable on the Final Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Term Loans. (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $500,000.

(b) [Intentionally Omitted].

(c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $750,000 in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets (including pursuant to a Permitted Acquisition) within 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided, that if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the second priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.12 and 5.13; and

(ii) if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance or Preferred Stock Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by any Company, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Equity Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(f) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall be less than $250,000, Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds equal or exceed $250,000, the Administrative Agent has elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the second priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.12 and 5.13; and

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied or committed to be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

Notwithstanding the foregoing, Net Cash Proceeds from a Casualty Event shall not be required to be applied to make prepayments in accordance with this Section 2.10(f) to the extent such Net Cash Proceeds are required to be paid, and are paid within 90 days following receipt of such Net Cash Proceeds, to any Seller in accordance with Section 9.2(c) of the Specialty Pharma Acquisition Agreement or Section 9.5(b) of the New England Acquisition Agreement, as applicable, in each case as in effect on September 19, 2006.

(g) Excess Cash Flow. No later than the earlier of (i) 120 days after the end of each Excess Cash Flow Period and (ii) three Business Days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i), in an aggregate principal amount equal to the following percentage of Excess Cash Flow for the Excess Cash Flow Period then ended based on the Total Leverage Ratio at the end of such Excess Cash Flow Period:

Total Leverage Ratio	Percentage of Excess Cash Flow
Greater than or equal to 3.00:1.00	50%
Greater than or equal to 2.00:1.00 but less than 3.00:1.00	25%
Less than 2.00:1.00	0%

(h) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied to reduce outstanding ABR Term Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans.

(iii) Notwithstanding the foregoing provisions of this Section 2.10, no optional or mandatory prepayment of the Term Loans shall be made, or required to be made, under this Section 2.10 until the principal of and interest and premium (if any) on each First Lien Loan, all fees and all other expenses or amounts (other than contingent amounts not yet due in respect of which no claim for payment has been made) payable under any First Lien Loan Document have been paid in full and all amounts drawn thereunder have been reimbursed in full; provided, however, that (subject to Section 2.10(k)), except with respect to prepayments of Excess Cash Flow (as defined in the First Lien Loan Agreement, as in effect on the Closing Date) for the Excess Cash Flow Periods (as defined in the First Lien Loan Agreement, as in effect on the Closing Date) ending December 31, 2007 and December 31, 2008, Borrower shall be required to make prepayment of the Term Loans with all mandatory prepayment amounts that lenders under the First Lien Loan Documents elect to waive the right to receive and that are not applied to repay First Lien Loans.

(i) Loan Call Protection. Each optional or mandatory prepayment of Term Loans under this Section 2.10 on or prior to the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to (i) if such prepayment is made prior to the first anniversary of the Closing Date, 2.0% of the principal amount of such prepayment, and (ii) if such prepayment is made on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 1.0% of the principal amount.

(j) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, on the third Business Day before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(k) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Term Loans, Lenders may waive by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder the right to receive the amount of such mandatory prepayment of the Term Loans, (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Term Loans, (iii) if and to the extent any such non-waiving Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Lender shall be deemed to have rejected such offer, and (iv) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts shall be paid promptly by the Administrative Agent to Borrower.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans), whereupon any request for a Eurodollar Term Loan (or to convert an ABR Term Loan to a Eurodollar Term Loan or to continue a Eurodollar Term Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (f) of this Section 2.12.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(f) For purposes of paragraph (e) of this Section 2.12, a notice to Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Term Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any

Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Term Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Term Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), in excess of (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within five days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Ave, New York, New York 10022 Attn: Critical Homecare Solutions Account Manager, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Subject to the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under the Security Agreement), obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to any Company or any Affiliates (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit K if it is furnishing a Form W-8BEN.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12 (a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders, or (v) any Lender defaults in its obligations to make Term Loans hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Term Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (a) of this Section 2.16), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Such Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such substitution and deliver any Notes in its possession with respect to the Loans; provided, however, that the failure of any such Lender to execute any such Assignment and Acceptance or deliver any such Notes shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.17 [Intentionally Omitted]

Section 2.18 [Intentionally Omitted]

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

Section 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its property and (c) is registered, qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and the First Lien Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, agreement, or other instrument binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents and the First Lien Loan Documents.

Section 3.04 Financial Statements; Projections. (a) All financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). Except as set forth in such financial statements, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b) Borrower has heretofore delivered to the Lenders (x) the final quality of earnings report for the Acquired Business prepared by Deloitte & Touche LLP (the “Deaconess D&T Report”) (and consistent with the final quality of earnings reports for Specialty Pharma and New England, respectively, prepared by Deloitte & Touche LLP, and dated June 30, 2006 and July 26, 2006, respectively (the “Existing D&T Reports” and, together with the Deaconess D&T Report, the “D&T Reports”)), (y) audited financial statements of Deaconess Enterprises Inc. for each of the three fiscal years immediately preceding the Acquisition and any unaudited financial statements requested by the Administrative Agent for any interim period or periods and (z) unaudited pro forma combined balance sheets and statements of income, pro forma EBITDA and other operating data of (i) Borrower, (ii) New England, (iii) Specialty Pharma and its Subsidiaries and (iv) the Target and its Subsidiaries, in each case, giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income. Such pro forma financial statements (A) have been prepared in good faith by the Loan Parties, based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable) and (ii) the best information available to the Loan Parties as of the date of delivery thereof, (B) accurately reflect all adjustments required to be made to give effect to the Transactions, (C) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes, and other pro-forma expense adjustments contained therein), and (D) present fairly the pro forma consolidated financial position and results of operations of (i) Borrower and its Subsidiaries (other than, with respect to the Target, the Excluded Entities), (ii) New England, (iii) Specialty Pharma and its Subsidiaries and (iv) the Target and its Subsidiaries, as applicable, in each case as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c) Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Borrower and its Subsidiaries for the fiscal years 2006 – 2011 (the “Projections”). The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of Specialty Pharma, New England and the Target, and their respective Subsidiaries, as the case may be, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.

(d) Since December 31, 2005, there has been no event, change, circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties. (a) Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions. No Company is in default under any provision of any lease agreement to which it is a party with respect to a leasehold interest in Real Property, where such default would reasonably be expected to result in a Material Adverse Effect.

(c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that could reasonably be expected to result in a Material Adverse Effect. The Real Property is zoned to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

Section 3.06 Intellectual Property. (a) Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, proprietary information, inventions, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, in the case of licenses and user agreements in existence on the date hereof, are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property. Each Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b) Patents; Registrations. (i) On and as of the Closing Date, each Company owns and possesses the right to use all issued patents and pending patent applications; trademark, service mark and domain name registrations and pending applications; and copyright registrations and pending applications listed in Schedules 14(a), 14(b) and 14(c) to the Perfection Certificate; and (ii) all patents and registered trademarks, service marks, copyrights and domain names owned by each Company are valid, subsisting and in full force and effect.

(c) No Violations or Proceedings. (i) There is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Collateral, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person; (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person to such Company, except in any case where such breach or default could not reasonably be expected to result in a Material Adverse Effect; and (iv) no proceedings have been instituted or are pending against any Company or threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims could not reasonably be expected to result in a Material Adverse Effect.

(d) No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect or consent could not reasonably be expected to result in a Material Adverse Effect.

(e) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other agreement, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Holdings and its jurisdiction of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries. All Equity Interests of Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and the First Lien Loan Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) Subject to the Intercreditor Agreement, no consent of any person including any general or limited partner, any other member or manager of a limited liability company, any shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or second priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c) A complete and accurate organization chart, showing the ownership structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08 Litigation; Compliance with Laws. (a) There are no actions, suits, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) Except for matters covered by Section 3.18, no Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a default.

(c) Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or made available to the Administrative Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect.

Section 3.10 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act; Public Utility Holding Company Act, etc. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended, or (c) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness.

Section 3.12 Use of Proceeds. Borrower will use the proceeds of the Term Loans to finance a portion of the Transactions, and pay any related fees and expenses.

Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Company is aware of any proposed or pending tax assessments, deficiencies, audits or other proceedings that could reasonably be expected to result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or Sections 6111(c) or 6111(d) of the Code (as in effect prior to the amendment by the American Jobs Creation Act of 2004, P.L. 108-357), or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.14 No Material Misstatements. No information, report, financial statement, certificate (including the Perfection Certificate), Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Acquired Business, and (iii) the best information available to the Loan Parties as of the date of delivery thereof to the Administrative Agent or a Lender.

Section 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of the Term Loans, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17 Employee Benefit Plans. (a) The Company and each of its ERISA Affiliates is in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans. Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) No ERISA Event has occurred or is expected to occur. No Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of their respective ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company or any of its ERISA Affiliates.

Section 3.18 Environmental Matters. Except as could not reasonably be expected to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $250,000:

(i) The Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of the Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five years;

(iii) There has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv) There is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) No person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Property or property of the Companies;

(ix) The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(x) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.19 Health Care Matters. Without limiting or being limited by any other provision of any Loan Document:

(a) Permits. Except as could not reasonably be expected to have a Material Adverse Effect, each Company holds all Permits necessary or required by applicable Legal Requirement or Governmental Authority for the operation of the business of such Company. Schedule 3.19(a) sets forth all such Permits held by each Company as of the Closing Date or to be obtained by each Company within 90 days following the Closing Date (individually, a “Company Permit,” and collectively, the “Company Permits”). There are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Permit, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Permit has occurred. Each Company is in compliance with the terms of the Company Permits. The operating capacity of each Company is as set forth on the Permit.

(b) Accreditations. Except as could not reasonably be expected to have a Material Adverse Effect, each Company holds all Accreditations necessary or required by applicable Legal Requirements or Governmental Authority for the operation of the business of such Company, and Schedule 3.19(b) sets forth all such Accreditations held by each Company as of the Closing Date (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditations, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. Each Company is in compliance with the terms of the Company Accreditations.

(c) Reimbursement Approvals. Except as could not be expected to have a Material Adverse Effect, each Company holds all Reimbursement Approvals necessary or required by applicable law or Governmental Authority for the operation of the business of such Company. Schedule 3.19(c) sets forth all such Reimbursement Approvals held by each Company as of the Closing Date or to be obtained by each Company within 90 days following the Closing Date (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There are no pending or, to the knowledge of any Loan Party, threatened suits or proceedings that could reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. Each Company is in compliance with the terms of the Company Reimbursement Approvals.

(d) Regulatory Filings. In the immediately preceding six years, each Company has timely filed, or caused to be filed, all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority or pursuant to any Company Permit, Company Accreditation or Company Reimbursement Approval or other applicable Legal Requirement, including health, pharmacy, laboratory, drug enforcement, Medicaid and Medicare regulatory authorities (“Company Regulatory Filings”), and have timely paid all amounts, Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments on a timely basis could not reasonably be expected to be material to such Company. All such Company Regulatory Filings substantially complied with applicable Legal Requirements.

(e) Surveys, Audits and Investigations. Schedule 3.19(e) sets forth, as of the Closing Date, (i) a list of the dates of all surveys performed by any Governmental Authority or pursuant to any Company Permit, Company Accreditation or Company Reimbursement Approval to which the Company was a party at any time during the five-year period ending on the Closing Date, and any deficiencies for which a plan of correction was required and a remedy was imposed by such Governmental Authority (the “Health Care Surveys”) and (ii) a list of all notices of material noncompliance, requests for material remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any Company Permit, Company Accreditation or Company Reimbursement Approval at any time during the five-year period ending on the Closing Date (the “Health Care Audits”). Each Company has prepared and submitted timely all corrective action plans required to be prepared and submitted in response to any Health Care Surveys or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. No Company has any (A) uncured deficiency that could lead to the imposition of a remedy or (B) existing accrued and/or unpaid indebtedness to any Governmental Authority or pursuant to any Company Reimbursement Approval, including Medicare or Medicaid.

(f) Compliance with Laws. Each Company is, and at all times has been, in substantial compliance with the Medicare and Medicaid provisions of the Social Security Act, the anti-kickback provisions of the Social Security Act, the Stark anti-referral provisions of the Social Security Act, the False Claims Act, the Civil Monetary Penalty Law of the Social Security Act, the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, and similar federal or state laws or regulations applicable to services, payments, record keeping, inventory and operations of each Company (the “Health Care Laws”).

(g) Corporate Integrity Agreement; Exclusion. No Company nor, to the knowledge of the Loan Parties, any director, officer, manager, member, partner, shareholder or employee of any Company is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Authority or pursuant to any Company Permit, Company Accreditation or Company Reimbursement Approval. No Company nor, to the knowledge of the Loan Parties, any director, officer, manager, member, partner, shareholder or employee of any Company has been excluded from participating in state or federal health care programs, including Medicare and Medicaid, or debarred from contracting with Governmental Authorities.

(h) Transaction Documents. The execution and delivery of the Transaction Documents, and each Company’s performance thereunder, will not (i) result in the loss of, limitation of or obligation to reapply for any Company Permits, Company Accreditations or Company Reimbursement Approvals or (ii) reduce or delay receipt of the ongoing payments or reimbursements pursuant to the Company Reimbursement Approvals that the Acquired Business is receiving as of the date hereof.

(i) Cash Management. Schedule 3.19(i) sets forth, as of the Closing Date, an accurate and complete description of the cash management system maintained by each Company and into which are deposited receivables generated pursuant to Company Reimbursement Approvals.

Section 3.20 Insurance. Schedule 3.20 sets forth a description in reasonable detail of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.21 Security Documents. (a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent pursuant to the Intercreditor Agreement to the extent possession or control by the Collateral Agent or the First Lien Collateral Agent, as applicable, is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property Collateral (as defined in the Security Agreement) and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c) Each Mortgage, if any, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed or recorded in accordance with the provisions of Sections 5.12 and 5.13, when such Mortgage is filed or recorded in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.12 and 5.13, the Mortgages shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Each Security Document delivered pursuant to Sections 5.12 and 5.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent (or, prior to the Discharge of the First Lien Obligations, the First Lien Collateral Agent pursuant to the Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent (or, prior to the Discharge of the First Lien Obligations, the First Lien Collateral Agent pursuant to the Intercreditor Agreement) to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected second priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22 Acquisition Documents; Representations and Warranties in Acquisition Agreement. Schedule 3.22 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition. The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

Section 3.23 Anti-Terrorism Law. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA Patriot Improvement and Reauthorization Act of 2005, Public Law 109-177, as amended (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Term Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

CONDITIONS TO TERM LOANS

Section 4.01 Conditions to Term Loans. The obligation of each Lender to fund the Term Loans requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Term Loans hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate, except to the extent such Loan Documents are to be delivered after the date hereof in accordance with Section 5.16.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Term Loans hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01(a)-(w), Section 4.01(y) and Section 4.01(z).

(d) Financings and Other Transactions, Etc. (i) Each of the Transaction Documents shall be in form and substance satisfactory to the Required Consenting Parties and the Arranger, and shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Required Consenting Parties and the Arranger.

(ii) Borrower shall have received not less than $92,000,000 in gross proceeds from the First Lien Loans and the Revolving Commitments shall be undrawn as of the Closing Date.

(iii) The Equity Financing shall have been consummated. The terms of the Equity Financing shall not require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following payment in full and performance of all Obligations.

(iv) The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.

(v) The proceeds of the Equity Financing, together with the proceeds of the Term Loans and the First Lien Loans to be made hereunder on the Closing Date, shall be sufficient to effect the Refinancing, to pay the Purchase Price (as defined in the Commitment Letter) and to pay all related fees, commissions and expenses.

(vi) The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Required Consenting Parties with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e) Financial Statements, Pro Forma Balance Sheet. At least 15 days prior to the Closing Date, the Administrative Agent and the Lenders shall have received (i) the Deaconess D&T Report, which shall be satisfactory in form and substance to the Administrative Agent and the Lenders, and (ii) audited financial statements of the Target for each of the three fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and any unaudited financial statements requested by the Administrative Agent for any interim period or periods, all meeting the requirements of GAAP and all such financial statements shall be satisfactory in form and substance to the Administrative Agent and the Lenders. Such financial statements shall show pro forma consolidated EBITDA of Borrower after giving effect to the Transactions (calculated in a manner the Administrative Agent and the Lenders agree is appropriate and with only such adjustments as are set forth in the D&T Reports) for the twelve-month period ended September 30, 2006 and the latest twelve-month period for which financial statements are available, in each case, of not less than $26,600,000 (after giving effect to adjustments of up to $1,300,000 for incremental overhead expense calculated in a manner acceptable to the Administrative Agent and the Lenders).

(f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money or Preferred Stock other than (i) the Term Loans hereunder, (ii) the Indebtedness listed on Schedule 6.01(b), (iii) the First Lien Loans and (iv) Indebtedness owed to any Loan Party.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger and the Lenders, a favorable written opinion of (i) Brownstein Hyatt Farber Schreck, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit M-1, and (ii) each local counsel listed on Schedule 4.01(g), substantially to the effect set forth in Exhibit M-2, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (iv) a copy of each legal opinion delivered under the other Transaction Documents, accompanied by reliance letters from the party delivering such opinion authorizing the Agents and the Lenders to rely thereon as if such opinion were addressed to them.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L, dated the Closing Date and signed by the chief financial officer of Borrower.

(i) Legal Requirements. The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Health Care Documentation. The Administrative Agent shall have received copies of all Company Permits required to be disclosed on Schedule 3.19(a), all Company Accreditations required to be disclosed on Schedule 3.19(b), all Company Reimbursement Approvals required to be disclosed on Schedule 3.19(c) and all Health Care Surveys and Health Care Audits required to be disclosed on Schedule 3.19(e).

(l) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a) has had or could reasonably be expected to have a Material Adverse Effect or (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared.

(m) Sources and Uses. The sources and uses of the Term Loans shall be as set forth in Section 3.12.

(n) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Proskauer Rose LLP, special counsel to the Arranger, White & Case LLP, special counsel to the Administrative Agent, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document. The fees and expenses payable by the Companies in connection with the Transactions shall not exceed $7,000,000.

(o) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached hereto, and endorsed by each of the Loan Parties;

(iii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts identified in Schedule 16 to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) certified copies, each as of a recent date, of (x) the UCC searches required to be attached as Schedule 5 to the Perfection Certificate, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business and (z) such other searches that the Collateral Agent deems necessary or appropriate;

(vi) with respect to each location set forth on Schedule 4.01(o)(vi), a Landlord Access Agreement or Bailee Letter, as applicable; and

(vii) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(p) Real Property Requirements. The Collateral Agent shall have received, with respect to each Real Property, copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. With respect to each Real Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property.

(q) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(r) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(s) Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation and amounts contemplated by the Commitment Letter or otherwise payable to the Administrative Agent, its affiliates, or the Lenders or any of their respective affiliates shall have been paid to the extent due. The Loan Parties shall have complied with all of their other covenants, agreements and obligations under the Commitment Letter. All of the Loan Parties’ representations and warranties in the Commitment Letter shall be true and correct on the date of the Commitment Letter and on the Closing Date.

(t) Absence of Material Adverse Changes. There shall not have been any event, development or circumstance since December 31, 2005 (the date of the most recent audited financial statements delivered to the Administrative Agent as of the date of the Commitment Letter) that has caused or could reasonably be expected to cause a Material Adverse Effect.

(u) Absence of Additional Information. The Administrative Agent and the Lenders shall not have become aware after the date of the Commitment Letter of any information, circumstance or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Loan Parties, any Transaction or any other matter contemplated by the Commitment Letter that is materially inconsistent in an adverse manner with any information disclosed to the Administrative Agent and the Lenders prior to the date of the Commitment Letter, or that results in any information so disclosed having been incomplete in any material respect.

(v) Absence of Market Disruption. There shall not have occurred any disruption, adverse change or condition, as determined by the Required Consenting Parties in their sole discretion, in the financial, banking or capital markets generally, or in the markets for bank loan syndications in particular or affecting the syndication or funding of bank loans that may have an adverse impact on the ability to successfully syndicate the Term Loans or the First Lien Loans. No banking moratorium shall have been declared by either federal or state authorities.

(w) Maximum Leverage Ratio. Borrower shall have a Total Leverage Ratio on the Closing Date not in excess of 4.80:1.00, calculated on a pro forma basis in a manner the Administrative Agent and Lenders agree is appropriate, giving effect to the Transactions.

(x) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(y) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the Term Loans and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(z) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of the Term Loans with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(aa) No Legal Bar. No Order of any Governmental Authority shall purport to restrain any Lender from making any Term Loans to be made by it. No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Term Loans hereunder.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of the Term Loans shall constitute a representation and warranty by Borrower and each other Loan Party that on the Closing Date (both immediately before and after giving effect to the Term Loans and the application of the proceeds thereof) the conditions contained in Sections 4.01(x)-(z) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.01 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest and premium (if any) on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a) Annual Reports. As soon as available and in any event within 120 days after the end of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with an unaudited consolidating statement of income separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of Deloitte & Touche USA, LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Required Consenting Parties (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Required Consenting Parties setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of (x) the fiscal quarter ended December 31, 2006 and (y) each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (including a note with a consolidating statement of income separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Required Consenting Parties setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter and for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c) Monthly Reports. Within 30 days after the end of each month, (i) the consolidated balance sheet of Borrower as of the end of such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Required Consenting Parties setting forth, on a consolidated basis, the results of operations of Borrower for such month and for the then elapsed portion of the fiscal year compared to the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a report specifying the amount of any recoupments, holdbacks, offsets and vendor holds by Medicare, Medicaid or any third-party payor pursuant to any Reimbursement Approval being sought, requested or claimed, or to any Loan Party’s knowledge, threatened against any Company, in each case outside the ordinary course of business (and ordinary course of business shall be deemed to exclude recoupments, holdbacks, offsets and vendor holds resulting from, related to or arising out of allegations of fraud or patterns of improper or abusive claims or billing arrangements);

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Required Consenting Parties demonstrating compliance with the covenants contained in Section 6.10 and, in the case of Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow;

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a) above and delivery of a Perfection Certificate Supplement under Section 5.14(b), a certificate of a Financial Officer certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, notices and other materials or information filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets. No later than 30 days after the first day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Required Consenting Parties (including budgeted statements of income for each of Borrower’s business units) prepared by Borrower for (i) each fiscal month of such fiscal year and (ii) each quarter of the two years immediately following such fiscal year, in each case, in detail comparable to the financial statements delivered pursuant to Sections 5.01(c) or 5.01(b), respectively, of Borrower and its Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the period covered thereby;

(i) Organization. Within 30 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate and complete organization chart showing the ownership structure of the Companies as of the last day of such fiscal year, or confirm that there are no changes to Schedule 3.07(c);

(j) Organizational Documents. (i) Promptly copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following any Responsible Officer’s knowledge thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d) the occurrence of a Casualty Event in excess of $250,000 (whether or not covered by insurance);

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $250,000;

(f) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that could reasonably be expected to result in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Companies collectively to liabilities exceeding $250,000;

(g) (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of the Collateral;

(h) the receipt by any Company of any notice of any termination, suspension, revocation, transfer, surrender, or other impairment of any material Company Permit, material Company Accreditation or material Company Reimbursement Approval; and

(i) the receipt by any Company of any notice of any Health Care Survey or Health Care Audit that, alone or together with any other Health Care Survey or Health Care Audit, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $500,000 in any twelve-month period.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply with such Legal Requirements could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents (other than the Loan Documents and the First Lien Loan Documents) except where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04 Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks as the Administrative Agent may from time to time require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 15 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other material respects to the Collateral Agent. Borrower shall not permit, consent to or seek any amendment or change to any insurance policy that effects a material reduction in amount or a material change in coverage under such policy without first providing the Collateral Agent with at least 15 days prior written notice thereof.

(c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within three Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) With respect to each Mortgaged Property (if any), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05 Obligations and Taxes. (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all Tax Returns required to be filed by it.

(c) Borrower does not intend to treat the Term Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits. (a) Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in Section 3.12.

Section 5.09 Compliance with Environmental Laws; Environmental Reports. (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and the Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its operations and the Real Property; and conduct all Responses required by any Governmental Authority or under any applicable Environmental Laws, and in accordance with, the requirements of any Governmental Authority and applicable Environmental Laws.

(b) Do or cause to be done all things necessary to prevent any Release of Hazardous Materials in, on, under, to or from any Real Property owned, leased or operated by any of the Companies or their predecessors in interest except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies except those that are used, stored, handled and managed in full compliance with applicable Environmental Laws.

(c) Undertake all actions, including response actions, necessary, at the sole cost and expense of Borrower, (i) to address any Release of Hazardous Materials at, from or onto any Real Property owned, leased or operated by any of the Companies or their predecessors in interest as required pursuant to Environmental Law or the requirements of any Governmental Authority; (ii) to address any environmental conditions relating to any Company, any Company’s business or to any Real Property, owned, leased or operated by any of the Companies or their predecessors in interest pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Companies free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any investigation or remediation of any Real Property owned, leased or operated by any of the Companies required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or Governmental Authority relating to any Environmental Claim or liability or potential liability of any Company pursuant to any Environmental Law.

(d) Diligently pursue and use commercially reasonable best efforts to cause any person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner. To the extent that such person has not fully satisfied or is not diligently undertaking the necessary actions to achieve satisfaction of such obligations, the Companies shall promptly undertake all action necessary to achieve full and timely satisfaction of such obligations.

(e) Shall not amend in any way or waive any or all of the rights it may have under any other agreement pursuant to which there are indemnity, contribution, statutory rights or other obligation to any of the Companies relating to compliance with or liability under Environmental Law, without the prior written consent of the Required Consenting Parties.

(f) At any time, within 30 days following a written request of the Administrative Agent, but no more frequently than once each year unless an Event of Default exists, provide the Administrative Agent (or the Required Lenders through the Administrative Agent) with a Phase I environmental assessment prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, and in form and substance, reasonably acceptable to the Required Consenting Parties. If a Default caused by reason of a breach of Section 3.18 or this Section 5.09 shall have occurred and is not reasonably curable within 10 days or shall be continuing for more than 10 days without the Companies commencing activities reasonably likely to cure such Default, the Companies shall, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, (i) provide to the Lenders within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Required Consenting Parties and in the form and substance reasonably acceptable to the Required Consenting Parties and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all response actions required to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Required Consenting Parties; and (iv) permit the Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Companies which are the subject of such Default for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater, the cost for which shall be payable by the Companies.

Section 5.10 Health Care Matters. Without limiting or being limited by any other provision of any Loan Document:

(a) Compliance with Law and Other Obligations. Each Company shall (i) substantially comply with all Legal Requirements, including all Health Care Laws; (ii) maintain and substantially comply with all Company Permits, Company Accreditations and Company Reimbursement Approvals; (iii) timely file, or cause to be filed, all Company Regulatory Filings in accordance with all Legal Requirements; (iv) timely pay all amounts, Taxes, fees and assessments due and payable in connection with Company Regulatory Filings, except where the failure to make such filings or payments on a timely basis could not reasonably be expected to be material to the Company; (v) timely submit all corrective action plans required to be prepared and submitted in response to any Health Care Surveys or Health Care Audits.

(b) Notices. If requested by the Administrative Agent, furnish to the Administrative Agent, to the maximum extent permitted by applicable Legal Requirements, (i) copies of all Company Regulatory Filings; (ii) copies of all Company Permits, Company Accreditations and Company Reimbursement Approvals, as the same may be renewed or amended; (iii) copies of all Health Care Surveys or Health Care Audits and corrective action plans prepared and submitted in response thereto; and (iv) a report of the status of all recoupments, holdbacks, offsets, vendor holds, denials and appeals of amounts owed pursuant to any Company Reimbursement Approvals, in each case outside the ordinary course of business (and ordinary course of business shall be deemed to exclude recoupments, holdbacks, offsets and vendor holds resulting from, related to or arising out of allegations of fraud or patterns of improper or abusive claims or billing arrangements).

Section 5.11 Interest Rate Protection. Within 90 days following the Closing Date, Borrower shall enter into and maintain for a minimum of two years after the Closing Date Hedging Agreements with terms and conditions and counterparties acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans and the First Lien Term Loans being effectively subject to a fixed or maximum interest rate acceptable to the Required Consenting Parties.

Section 5.12 Additional Collateral; Additional Guarantors. (a) Subject to the terms of the Intercreditor Agreement and this Section 5.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.12(b)), promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent (or its designated bailee or agent) the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor or, in the case of a Foreign Subsidiary, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of the preceding sentence, if, in the case of either subclause (A) or (B) of such clause (ii), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that such exceptions shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.12(b).

(c) Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) execute and deliver to the Collateral Agent (or its designated bailee or agent) (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d) Promptly grant to the Collateral Agent (and in any event within 45 days of the acquisition thereof) a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $250,000, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a value of at least $250,000 (which value shall be determined without regard to the value of the underlying Real Property), in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected second priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

Section 5.13 Security Interests; Further Assurances. (a) Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Subject to the terms of the Intercreditor Agreement, deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c) Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.

(d) If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

Section 5.14 Information Regarding Collateral. (a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any (except as may be required by applicable Legal Requirements, in which case, Borrower shall promptly notify the Administrative Agent of such change), or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party shall promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

Section 5.15 Maintenance of Corporate Separateness. Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the maintenance of organizational and business records. No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored.

Section 5.16 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth below in this Section 5.16, in each case within the time limits specified below:

(a) Within 90 days after the Closing Date or such later date (but, in no event, to exceed an additional 60 days) as is acceptable to the Administrative Agent in its sole discretion, Borrower (i) shall deliver to the Collateral Agent a Deposit Account Control Agreement (as defined in the Security Agreement) with respect to each Deposit Account (as defined in the Security Agreement) maintained by the Loan Parties on the date hereof in which the Loan Parties maintain individually or in the aggregate in excess of $25,000, or (ii) close such Deposit Account; provided that the requirements of this Section 5.16(a) shall not apply to Lockbox Accounts or Payroll Accounts (as defined in the Security Agreement). Borrower represents and warrants that each such Deposit Account is listed on Schedule 5.16(a).

(b) Within 60 days after the Closing Date or such later date (but, in no event, to exceed an additional 60 days) as is acceptable to the Administrative Agent in its sole discretion, with respect to the Lockbox (as defined in the Security Agreement) maintained by New England with Fleet Bank on the date hereof (the “Fleet Lockbox”), Borrower shall cause all Governmental Payors (as defined in the form of Lockbox Agreement attached as Exhibit 9 to the Security Agreement) to pay all amounts payable by such Governmental Payors into a Lockbox Account subject to a Lockbox Agreement and not into the Fleet Lockbox, and shall take such steps as are necessary for the Fleet Lockbox account to become a Deposit Account subject to the requirements of the Security Agreement.

(c) Within 90 days after the Closing Date or such later date (but, in no event, to exceed an additional 60 days) as is acceptable to the Administrative Agent in its sole discretion, with respect to each Lockbox (as defined in the Security Agreement) maintained by any Loan Party on the date hereof other than the Fleet Lockbox, Borrower shall, and shall cause the other Loan Parties to (i) (A) establish, in the name and at the expense of the applicable Loan Party, one or more Lockbox Accounts with Chittenden Bank, Sovereign Bank, Capital One, SunTrust, CitiGroup, Bancorp South, U. S. Bank, Regions Bank, Trustmark, First Tennessee Bank and/or one or more other Banks reasonably acceptable to the Administrative Agent (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more Lockbox Agreements (or an amendment to any existing Lockbox Agreement) reasonably acceptable to the Administrative Agent, and such other agreements related thereto as the Administrative Agent may reasonably require, and (B) concurrently therewith, terminate in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent any then existing Lockbox Agreement(s) with respect to any such Lockbox (other than any such Lockbox Agreement that is amended pursuant to clause (A) above), or (ii) close such Lockbox and any related Lockbox Account(s). In addition to the foregoing, the Loan Parties shall at all times comply with the other requirements of the Loan Documents relating to Lockbox Accounts, Lockbox Agreements and Lockbox Banks, including Section 3.4(d) of the Security Agreement. Borrower represents and warrants that each Lockbox maintained by any Loan Party on the date hereof is listed on Schedule 16(b) to the Perfection Certificate.

(d) Notwithstanding the requirements of Section 4.01(b)(iii), within 30 days after the Closing Date, Borrower will provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent that Borrower is qualified to do business in the Commonwealth of Pennsylvania.

(e) Notwithstanding the requirements of Section 4.01(o)(vi) of the Credit Agreement, Borrower will use commercially reasonable efforts to obtain a Landlord Access Agreement from the landlord for Borrower’s leased property at (i) Two Tower Building, One Fayette Street, Suite 150, Conshohocken, Pennsylvania 19428; (ii) 400-2 Talcottville Road, Vernon, Connecticut 06066; (iii) 216 Christian Road, Bldg. A, Berlin, Connecticut 06037; (iv) 225 Research Drive, Unit #7, Milford, Connecticut 06460; (v) 337 Turnpike Road, Southborough, Massachusetts 01772; (vi) 40 Terrill Park Drive, Concord, New Hampshire 03301; (vii) Parkway Complex, Unit 21A, 21 Westminster Street, Lewiston, Maine 04240; (viii) Country Place III, 187 Country Place Parkway, Pearl, Mississippi 39208; (ix) 3201 Henson Road, Suite 101, Knox County, Tennessee 37334; (x) 524 Elmwood Park, Suite 110, Boulevard, Jefferson, Louisiana 70123; (xi) 1410 Donelson Pike, Suite B10, Nashville, Tennessee 37217; and (xii) 4623 Wesley Avenue, Cincinnati, Ohio 45212 within 30 days after the Closing Date or such later date as is acceptable to the Administrative Agent in its sole discretion.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness resulting from investments, loans or advances permitted by Section 6.04;

(e) Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $4,400,000 at any time outstanding;

(f) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $550,000 at any time outstanding;

(g) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) (x) Indebtedness of all Companies in an aggregate principal amount not to exceed $3,000,000 at any time outstanding, and (y) Subordinated Indebtedness of the Companies in an aggregate principal amount not to exceed $9,000,000 at any time outstanding;

(k) Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b) and (e); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, and (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced;

(l) the New England Earn-Out Obligations;

(m) the Bowling Green Seller Carryback and Earn-Out Obligations; and

(n) Indebtedness under the First Lien Loan Documents in an aggregate principal amount not exceeding the First Lien Cap Amount (as defined in the Intercreditor Agreement).

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by clause (A) of the proviso to Section 6.01(k), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Company’s business so long as such Leases and rights do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to (x) Section 6.01(e), provided that (i) any such Liens attach only to the property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company, and (y) Section 6.01(j);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than proceeds thereof and improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(l) Liens granted pursuant to the Security Documents to secure the Obligations;

(m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(p) Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is evidenced by the Intercompany Note; and

(q) Liens granted pursuant to the First Lien Loan Documents to secure the obligations thereunder.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”).

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed $1,100,000 at any time outstanding; provided that, following an IPO of any Company, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments (i) by Borrower in Holdings or any Subsidiary Guarantor, including any entity that becomes a Subsidiary Guarantor in a Permitted Acquisition, (ii) by any Company in Borrower, Holdings or any Subsidiary Guarantor and (iii) by a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) Acquisitions of property in compliance with Section 6.07;

(k) Dividends in compliance with Section 6.08;

(l) Investments of any person that becomes a Subsidiary on or after the date hereof in an aggregate amount not to exceed $1,100,000 on the date such person becomes a Subsidiary; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Subsidiary;

(m) other Investments in an aggregate amount not to exceed $2,200,000 on the date such Investments are made; and

(n) unsecured intercompany loans, by any Company to Holdings evidenced by the Intercompany Note for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Sections 6.08(b)-(d); provided that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the Transactions as contemplated by the Transaction Documents;

(b) dispositions of property in compliance with Section 6.06;

(c) any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.12 or Section 5.13, as applicable; and

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06 Asset Sales. Effect any disposition of any property, or agree to effect any of the foregoing, except that the following shall be permitted:

(a) dispositions of used, worn out, obsolete or surplus property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property; provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $750,000 in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $300,000 with respect to any single disposition of property, (ii) such dispositions of property are made for fair market value, and (iii) at least 85% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as contemplated by the Transaction Documents;

(e) [Intentionally Omitted];

(f) Investments in compliance with Section 6.04;

(g) dispositions related to mergers and consolidations in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08;

(i) sales of inventory or rental equipment fixed assets in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business; and

(j) any disposition of property that constitutes a Casualty Event.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof) shall be sold free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) (i) all or any substantial part of the property (whether tangible or intangible) of any person (ii) any business unit or division of any person or (iii) in excess of 50% of the Equity Interests of such person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(d);

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) the Transactions as contemplated by the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05; and

(h) Dividends in compliance with Section 6.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.12 or Section 5.13, as applicable.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) payments to Holdings to permit Holdings, and the substantially concurrent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of payments to Holdings shall not exceed, in any fiscal year, $50,000 and, in the aggregate, $100,000;

(c) (A) to the extent actually used substantially concurrently by Holdings to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $500,000 in any fiscal year; and

(d) Permitted Tax Distributions, so long as (i) the ultimate receiving Loan Party uses such distributions substantially concurrently to pay its taxes, and (ii) any intermediate receiving Loan Party distributes such funds substantially concurrently upon receipt to the next receiving Loan Party;

provided that the amount of Dividends that may be made for a particular purpose pursuant to Sections 6.08(b)-(d) shall be reduced Dollar-for-Dollar by the amount of any such payments made for such purpose in the form of an intercompany loan by Borrower or one of its Subsidiaries to Holdings pursuant to Section 6.04(n).

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company, including the employment agreements listed on Schedule 6.09(c) and the payment of salaries and other compensation thereunder;

(d) the Management Agreement and the payment of Permitted Management Fees thereunder; and

(e) the Transactions as contemplated by the Transaction Documents.

Section 6.10 Financial Covenants.

(a) Minimum Consolidated EBITDA. Permit Consolidated EBITDA, as of the last day of any Test Period set forth in the table below, to be less than the amount set forth opposite such Test Period in the table below:

Test Period End Date	Consolidated EBITDA Amount
March 31, 2007	$19,500,000
June 30, 2007	$19,700,000
September 30, 2007	$19,900,000
December 31, 2007	$20,300,000
March 31, 2008	$20,800,000
June 30, 2008	$21,400,000
September 30, 2008	$22,100,000
December 31, 2008	$22,800,000
March 31, 2009	$23,600,000
June 30, 2009	$23,600,000
September 30, 2009	$24,500,000
December 31, 2009	$25,400,000
March 31, 2010	$26,300,000
June 30, 2010	$26,300,000
September 30, 2010	$27,100,000
December 31, 2010	$28,000,000
March 31, 2011	$29,800,000
June 30, 2011	$29,800,000
September 30, 2011	$29,800,000
December 31, 2011	$29,800,000
March 31, 2012	$29,800,000
June 30, 2012	$29,800,000
September 30, 2012	$29,800,000
December 31, 2012	$29,800,000

(b) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Total Leverage Ratio
March 31, 2007	6.25: 1.00
June 30, 2007	6.25: 1.00
September 30, 2007	6.00: 1.00
December 31, 2007	5.75: 1.00
March 31, 2008	5.50: 1.00
June 30, 2008	5.25: 1.00
September 30, 2008	5.00: 1.00
December 31, 2008	4.75: 1.00
March 31, 2009	4.50: 1.00
June 30, 2009	4.25: 1.00
September 30, 2009	4.00: 1.00
December 31, 2009	4.00: 1.00
March 31, 2010	3.75: 1.00
June 30, 2010	3.50: 1.00
September 30, 2010	3.25: 1.00
December 31, 2010	3.25: 1.00
March 31, 2011	3.00: 1.00
June 30, 2011	3.00: 1.00
September 30, 2011	3.00: 1.00
December 31, 2011	3.00: 1.00
March 31, 2012	3.00: 1.00
June 30, 2012	3.00: 1.00
September 30, 2012	3.00: 1.00
December 30, 2012	3.00: 1.00

(c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Fixed Charge Coverage Ratio
March 31, 2007, and March 31, June 30, September 30 and December 31 of each year thereafter	1.00: 1.00

(d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any Test Period set forth below, to exceed the amount set forth opposite such Test Period below:

Period	Capital Expenditure Amount
March 31, 2007	$5,200,000
June 30, 2007	$5,500,000
September 30, 2007	$5,800,000
December 31, 2007	$6,100,000
March 31, 2008	$5,800,000
June 30, 2008	$5,400,000
September 30, 2008	$4,800,000
December 31, 2008	$4,800,000
March 31, 2009	$4,800,000
June 30, 2009	$4,800,000
September 30, 2009	$4,800,000
December 31, 2009	$4,800,000
March 31, 2010, and March 31, June 30, September 30 and December 31 of each year thereafter	$5,500,000

provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 75% of such maximum amount (without giving effect to clause (iii) below) may be added to the amount of Capital Expenditures permitted under this Section 6.10(d) for the immediately succeeding (but not any other) fiscal year, (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (iii) the amount set forth in the table above for any period may be increased by the amount of the Net Cash Proceeds of Qualified Excluded Issuances to the extent such Net Cash Proceeds are applied to make Capital Expenditures.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness;

(b) amend or modify, or permit the amendment or modification of, any provision of any Acquisition Document in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender;

(c) amend or modify, or permit the amendment or modification of, any provision of any First Lien Loan Document in any manner that is prohibited under the Intercreditor Agreement; or

(d) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Legal Requirements;

(b) (x) this Agreement and the other Loan Documents and (y) the First Lien Loan Documents;

(c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder;

(f) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; or

(g) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (f) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.13 Limitation on Issuance of Capital Stock. (a) With respect to Holdings, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary; (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.12 and 5.13 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f), or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition or another Investment permitted hereunder, so long as, in each case, Section 5.12 shall be complied with.

Section 6.15 Business. (a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents and the First Lien Loan Documents, and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

(b) With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.16 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

Section 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

Section 6.18 Operating Lease Obligations. Create, incur, assume or suffer to exist any obligations (other than Capital Lease Obligations and Synthetic Lease Obligations) as lessee (including pursuant to a Sale and Leaseback Transaction) for the rental or hire of real or personal property of any kind under leases or agreements to rent or lease having an original term of one year or more that would cause the direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations (other than Capital Lease Obligations and Synthetic Lease Obligations) to exceed $4,250,000 payable in any period of 12 consecutive months.

Section 6.19 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents and the First Lien Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; and (3) any prohibition or limitation that (a) exists pursuant to applicable Legal Requirements, or (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (i) such restrictions apply only to the property to be sold, and (ii) such sale is permitted hereunder, or (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.20 Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.23, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.20).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Term Loans to be derived from any unlawful activity with the result that the making of the Term Loans would be in violation of Legal Requirements.

Section 6.21 Embargoed Person (a) . Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Term Loans made by the Lenders would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Term Loans are in violation of applicable Legal Requirements.

Section 6.22 Health Care Matters. Without limiting or being limited by any other provision of any Loan Document, no Company shall (i) fail to maintain in effect all Company Permits, Company Accreditations and Company Reimbursement Approvals, to the extent such failure would result in a Material Adverse Effect, or (ii) engage in any activity that constitutes or, with the giving of notice, the passage of time, or both, would (a) result in a violation of any Company Permit, Company Accreditation or Company Reimbursement Approval or any Health Care Laws, unless such activity could not reasonably be expected to result in a Material Adverse Effect, or (b) cause any Company not to be in substantial compliance with any Health Care Laws.

Section 6.23 Certain Fees and Payments. Directly or indirectly, enter into or suffer to exist any agreement, document or instrument to which any Company is a party or subject with respect to, or imposing on any Company any obligation to pay, any management, administrative services or other service fee (collectively, “Service Fees”) with any Affiliate of any Company with respect to, the ownership, operation, leasing or performance of any business of any Company, in each case, other than the Management Agreement, unless the Service Fees payable thereunder or in respect thereof (i) (x) do not exceed $100,000 in the aggregate in any fiscal year of Borrower and (y) constitute fees for services actually rendered or (ii) are paid or payable by a Loan Party to another Loan Party; provided that, except as otherwise agreed to by the Required Consenting Parties in their sole discretion, no Service Fees shall be paid if a Default has occurred and is continuing or would result from the payment thereof.

ARTICLE VII.

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as a sureties to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Term Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Term Loan Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution. (a) The Loan Parties hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Loan Party under this Section 7.10 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full in cash and all Term Loan Commitments have terminated, and none of the Loan Parties shall exercise any right or remedy under this Section 7.10 against any other Loan Party until such time as all Obligations have been performed and paid in full in cash and all Term Loan Commitments have been terminated. For purposes of this Section 7.10, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-

liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment. Nothing in this Section 7.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Amount of any Loan Party shall be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 7.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b) This Section 7.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 7.10 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document. Nothing contained in this Section 7.10 shall limit the liability of Borrower to pay the Term Loans made to the Borrower and accrued interest, Fees and expenses with respect thereto for which Borrower shall be primarily liable.

(c) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(d) The rights of any indemnified Loan Party against the other Loan Parties under this Section 7.10 shall be exercisable upon, but shall not be exercisable prior to, the full and indefeasible payment of the Obligations and termination of the commitments under the Loan Documents.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (other than voluntary prepayments) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01(a), 5.01(b), 5.02 (other than clause (a) thereof), 5.03(a), 5.08 or 5.16 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days (or ten days in the case of any covenant, condition or agreement contained in Section 5.01 (other than clause (a) or clause (b) thereof)) after the occurrence thereof;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (other than Indebtedness under the First Lien Loan Documents) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of grace period or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor, or (iii) one or more events of default under the First Lien Loan Documents that constitutes or has become an event of default thereunder occurs and is continuing, if the effect of any such event of default is to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i), (ii) and (iii) exceeds $550,000 at any one time (provided that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $550,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $550,000 or the imposition of a Lien on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected second priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, second priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it will not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have or shall cease to have a valid and perfected second priority Lien on any Collateral purported to be covered by the Security Documents, individually or in the aggregate, having a fair market value of less than $550,000;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) there shall have occurred the termination of, or the receipt by any Company of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Material Agreements, Company Permits, Company Accreditations or Company Reimbursement Approvals of any Company, except for terminations that could not be expected to have a Material Adverse Effect;

(o) the Acquisition shall not have occurred on the Closing Date in accordance with the terms and conditions of the Acquisition Agreement; or

(p) any Company or any of their respective shareholders, directors or officers is criminally indicted or convicted under any law or Legal Requirement that could lead to a forfeiture of any Collateral or exclusion from participation in any federal or state health care program, including Medicare or Medicaid;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and in any event with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Collateral Account. (a) [Intentionally Omitted].

(b) The balance from time to time in the Collateral Account (as defined in the First Lien Loan Agreement) shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Subject to the terms of the Intercreditor Agreement, at any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 9.02. The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 9.02.

Section 9.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows (subject to the terms of the Intercreditor Agreement):

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Hedging Obligations) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations;

(e) Fifth, to Hedging Obligations to the extent secured by Liens on the Collateral and constituting Obligations of the type described in clause (c) of the definition of Obligations; and

(f) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 9.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets which, in accordance with the UCC or any other applicable Legal Requirement can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as found by a final and nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

Section 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06 Successor Agent. Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 Name Agents. The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Term Loans and Term Loan Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Term Loan Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such outstanding Term Loans and Term Loan Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Term Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Term Loans and all other amounts payable hereunder.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)      if to any Loan Party, to Borrower at:

c/o Kohlberg & Company, LLC

111 Radio Circle

Mt. Kisco, New York 10549

Attention: Gordon Woodward

Evan LePatner

Mary Jane Graves

Telecopy No.: (914) 244-3985

and to:

Critical Homecare Solutions, Inc.

Two Tower Building

One Fayette Street, Suite 150

Conshohocken, PA 19428

Attention: Chief Executive Officer and Chief Financial Officer

Telecopy No.: (610) 834-3231

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck

410 17th Street, 22nd Floor

Denver, Colorado 80202

Attention: Christopher Reiss, Esq.

Telecopy No.: (303) 223-1111;

(b)       if to the Administrative Agent or the Collateral Agent, to it at:

Blackstone Corporate Debt Administration L.L.C.

345 Park Avenue, 29th Floor

New York, New York 10154

Attention: Salvatore Gentile or his authorized representative

Telecopier: (212) 538-5482; and

(c)      if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications. As may be agreed to among the Loan Parties, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person from time to time by such person. Communications delivered by e-mail shall be deemed to have been given upon receipt.

Section 11.02 Waivers; Amendment. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document (other than any Hedging Agreement) or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount or premium, if any, of any Term Loan or reduce the rate of interest thereon, or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii) postpone or extend the maturity of any Term Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

(iv) change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) solely in connection with a Permitted Acquisition, (A) increase the total Term Loan Commitments set forth on Annex I hereto, (B) increase the maximum Total Leverage Ratio permitted under Section 6.10(b) or (C) amend or modify clause (ii)(A)(ii) of the definition of “Permitted Acquisition,” in each case, without the written consent of each Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vii) release any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender;

(viii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(ix) reduce the amount of the Term Loans, extend the date of any scheduled payment on the Term Loans required to be made under Section 2.09, or change the application of prepayments of Term Loans set forth in Section 2.09 without the consent of the Required Consenting Parties;

(x) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender; or

(xi) waive, amend, supplement or modify any provisions of the Intercreditor Agreement, without the written consent of the Supermajority Lenders;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent, (2) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Term Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

Section 11.03 Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable costs and expenses incurred by the Arranger, the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent and the Collateral Agent, in connection with the syndication of the Term Loans and Term Loan Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Term Loans and Term Loan Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii) all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent or any other Agent or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Term Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents and each Lender, each Affiliate of any of the foregoing persons and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, penalties, judgments, suits and related expenses, including reasonable counsel, engineers and consultants fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the consummation of the Transactions and the other transactions contemplated hereby or (viii) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Required Consenting Parties, which consent will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (viii) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Term Loans and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents under paragraph (a) or (b) of this Section 11.03 in accordance with paragraph (g) of this Section 11.03, each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Term Loan Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

(g) All amounts due under this Section 11.03 shall be payable not later than 10 days after demand therefor.

Section 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender which consent may be withheld in their sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in paragraph (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Term Loan Commitment and Term Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Term Loan Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Term Loan Commitments or Term Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion); provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Term Loan Commitments and Term Loans by the Arranger or (C) an assignment settled through the Administrative Agent; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Notwithstanding the foregoing, if a Default has occurred and is continuing any consent of Borrower otherwise required under this paragraph shall not be required. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Subject to paragraph (f) of this Section 11.04, each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other person, except as required by applicable Legal Requirements.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Term Loan Commitments have not expired or terminated. The provisions of Article X and Sections 2.12 to 2.15, 10.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings; No Adverse Interpretation of Other Agreements. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other person. Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 11.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Term Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this

Section 11.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, the Agents and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents and the Lenders. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17 Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 11.18 Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 11.19 Assumption of Obligations under Loan Documents. Immediately following the consummation of the Acquisition, the Target and each Subsidiary Guarantor identified on Schedule 1.01(c) hereby irrevocably (i) assume all of the Obligations and the other liabilities and obligations of Subsidiary Guarantors under this Agreement and the other Loan Documents and (ii) agree that they are bound as Subsidiary Guarantors under this Agreement and the other Loan Documents, and, in the case of the Security Documents, as Pledgors, in each case by all of the terms, covenants and conditions set forth in the Credit Agreement and the other Loan Documents to the same extent as if the Target and such Subsidiary Guarantors had been Subsidiary Guarantors immediately prior to the consummation of the Acquisition.

Section 11.20 Assumption of Obligations under Commitment Letter. Each Loan Party hereby irrevocably agrees that it is jointly and severally liable for any and all liabilities and obligations of Holdings and Borrower relating to or arising out of any of their respective duties, responsibilities and obligations under the Commitment Letter.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Second Lien Term Loan Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

KCHS HOLDINGS, INC., as Holdings

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

CRITICAL HOMECARE SOLUTIONS, INC., as Borrower

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

SPECIALTY PHARMA, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

NEW ENGLAND HOME THERAPIES, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

PROFESSIONAL HOME CARE SERVICES, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

DEACONESS ENTERPRISES, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

DEACONESS HOMECARE, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

ELK VALLEY HEALTH SERVICES, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

ELK VALLEY PROFESSIONAL AFFILIATES, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

ELK VALLEY HOME HEALTH CARE AGENCY, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

CEDAR CREEK HOME HEALTH CARE AGENCY, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
Name: Mary Jane Graves
Title:

GERICARE, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

INFUSION PARTNERS, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

KNOXVILLE HOME THERAPIES, LLC, as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

REGIONAL AMBULATORY DIAGNOSTICS, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

SOUTH MISSISSIPPI HOME HEALTH, INC., as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

SOUTH MISSISSIPPI HOME HEALTH, INC. – REGION I, as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

SOUTH MISSISSIPPI HOME HEALTH, INC. – REGION II, as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

SOUTH MISSISSIPPI HOME HEALTH, INC. – REGION III, as a Subsidiary Guarantor

By:	/s/ Mary Jane Graves
	Name:	Mary Jane Graves
Title:

JEFFERIES FINANCE LLC, as Arranger, Book Manager and Documentation Agent

By:	/s/ Carl A. Toriello
	Name:	Carl A. Toriello
	Title:	Executive Vice President

JEFFERIES & COMPANY, INC., as Syndication Agent

By:	/s/ Andrew Woolford
	Name:	Andrew Woolford
	Title:	Managing Director

BLACKSTONE CORPORATE DEBT ADMINISTRATION L.L.C., as Administrative Agent and Collateral Agent

By:	/s/ Salvatore Gentile
	Name:	Salvatore Gentile
	Title:	Authorized Signer

S.A.C. DOMESTIC INVESTMENTS, LP, as a Lender

	By:	S.A.C. CAPITAL MANAGEMENT, LLC, its General Partner

By:	/s/ Peter A. Nussbaum
	Name:	Peter A. Nussbaum
	Title:	General Counsel

BLACKSTONE MEZZANINE PARTNERS II L.P., as a Lender

	By:	Blackstone Mezzanine Associates II L.P., its General Partner

		By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner

By:	/s/ Salvatore Gentile
	Name:	Salvatore Gentile
	Title:	Authorized Signer

BLACKSTONE MEZZANINE HOLDINGS II L.P., as a Lender

	By:	Blackstone Mezzanine Associates II L.P., its General Partner

		By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner

By:	/s/ Salvatore Gentile
	Name:	Salvatore Gentile
	Title:	Authorized Signer

BLACKSTONE INTERMEDIATE FUNDING L.P., as a Lender

By:	/s/ Salvatore Gentile
	Name:	Salvatore Gentile
	Title:	Authorized Signer

ANNEX I

Initial Lenders and Term Loan Commitments

Lender	Address for Notices	Amount of Term Loan Commitment
S.A.C. Domestic Investments, LP	S.A.C. Domestic Investments, LP 72 Cummings Point Road Stamford, Connecticut 06902 Attention: Mark Gudis Telephone: (203) 890-3371 Telecopier: (203) 890-3630	$14,000,000
Blackstone Mezzanine Partners II L.P.	345 Park Avenue, 29th Floor New York, New York 10154 Attention: Salvatore Gentile or his authorized representative Telecopier: (212) 538-5482	$14,392,500
Blackstone Mezzanine Holdings II L.P.	345 Park Avenue, 29th Floor New York, New York 10154 Attention: Salvatore Gentile or his authorized representative Telecopier: (212) 538-5482	$607,500
Blackstone Intermediate Funding L.P.	345 Park Avenue, 29th Floor New York, New York 10154 Attention: Salvatore Gentile or his authorized representative Telecopier: (212) 538-5482	$5,000,000